January 29, 2024

Nick Leschly

Re: Transitional Services Agreement

Dear Nick:
This letter (the “Agreement”) follows our conversations regarding your employment with
2seventy bio, Inc. (the “Company”). This confirms that you will be transitioning from your employment in connection with, and conditioned on the closing of, the transactions contemplated by the Asset Purchase Agreement (the “APA”) by and between the Company and Regeneron Pharmaceuticals, Inc. (“Buyer”) (the “Transaction,” and such closing date, the “Closing Date”).
In connection with this transition, and in recognition of the Company’s position that you could assert Good Reason under your Employment Agreement with the Company (the “Employment Agreement”) and receive the severance benefits thereunder, the Company is providing you with the opportunity to receive such severance benefits, and to serve on the Company’s Board of Directors (the “Board”), in each case subject to the terms of this Agreement.
If the Transaction does not close, this Agreement shall be null and void.
Regardless of whether you enter into this Agreement, you are subject to continuing obligations under Sections 7, 8 and 18 of the Employment Agreement and under your Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement with the Company ((the “Restrictive Covenant Agreement”), and with any other confidentiality, restrictive covenant and other ongoing obligations you have to any of the Releasees (as defined below), the “Ongoing Obligations”).
You and the Company further agree as follows:
1.Employment Separation Date; Transition Period
If you enter into and comply with this Agreement, you will continue to be employed by the Company until the Closing Date (the “Anticipated Employment Separation Date”), unless you resign, whether to begin alternative employment or otherwise, or the Company terminates your employment for Cause (as defined in the Employment Agreement) or for materially breaching this Agreement, in each case prior to the Anticipated Employment Separation Date. Your last day of employment, whether it is the Anticipated Employment Separation Date or an earlier date, shall be referred to as the “Employment Separation Date.” The time period between the date of this letter and the Employment Separation Date shall be referred to as the “Transition Period.”

During the Transition Period, you will (i) continue to provide your existing services to the Company; and (ii) provide such other services as the Board reasonably requests (collectively, the “Transitional Services”). You shall continue to receive your current salary and benefits as a regular employee during the Transition Period. Your eligibility under Company benefit plans and policies will cease on the Employment Separation Date, subject to applicable law. Your equity rights in the Company will remain subject to the Company’s 2021 Stock Option and Incentive Plan (the “Plan”) and the applicable equity agreement(s) (collectively, the “Equity Documents”) in all respects.

2.Board Service
Provided that (i) the Company does not terminate your employment for Cause or for materially breaching this Agreement prior to the Anticipated Separation Date; (ii) you do not resign prior to the Anticipated Separation Date and (iii) you continue to comply with your Ongoing Obligations, as of the Anticipated Separation Date, you will commence serving as the Company’s Chairman of the Board. As with other Board members, your service as Chairman of the Board will be subject to the Board’s discretion and is not guaranteed for any length of time. The actual period of your service as Chairman of the Board is the “Board Service.” The Company will pay you a payment at the annualized rate of $200,000 per full calendar year of Board service (prorated for 2024 based on the date when the Board service commences) (the “Board Fee”). The Company will pay the Board Fee in quarterly installments in arrears (prorated for partial quarters of Board service) and will report the Board Fee on a tax form 1099 to the extent required by applicable law. You and the Company agree that your Board Service shall constitute between forty and sixty percent (40%-60%) of your working time. Subject in all respects to the Equity Documents and this Agreement, your equity rights will continue to vest during the Board Service. Without limiting the Ongoing Obligations, during your Board Service you shall not engage in any business activity that competes or conflicts with the Company’s business activity.
3.Change in Control Severance Benefits.
(a)Provided that (i) the Company does not terminate your employment for Cause or for materially breaching this Agreement prior to the Anticipated Separation Date; (ii) you do not resign prior to the Anticipated Separation Date and (iii) you continue to comply with your Ongoing Obligations at all times, the Company will pay you the Change in Control Cash Severance (as defined below) in a lump sum within 30 days following the earlier of (i) a “Sale Event,” as such term is defined in the Plan (to avoid doubt, the Transaction does not constitute such Sale Event for these purposes); and (ii) the two year anniversary of the Closing Date.
(b)The term “Change in Control Cash Severance” means a lump sum in cash in an amount equal to $1,978,148.70, which is one and a half times the sum of (A) your base salary as of the date of this Agreement (which base salary, to avoid doubt, is $799,252) plus (B) your target bonus for 2024 (which target bonus, to avoid doubt, is 65% of your base salary, i.e. $519,513.80).
(c)The Change in Control Cash Severance will be subject to applicable taxes and lawful deductions.
4.Transaction Bonus For Post-Transaction Sale Event
If, after the Closing Date of the Transaction, the Company closes a subsequent Sale Event (as defined in the Plan), and if you are in a Service Relationship (as defined in the Plan) with the Company on the closing date of such subsequent Sale Event, the Company shall pay you a transaction bonus of $300,000 within 30 days following the closing date of such subsequent Sale Event. To avoid all doubt, the Transaction shall not constitute a Sale Event for the purposes of this Section.
5.Release of Claims
In consideration for, among other terms, your eligibility for the Board Service and Change in Control Cash Severance, to which you acknowledge you would otherwise not be entitled absent your execution of this Agreement, you, on behalf of yourself and your heirs, administrators, representatives, successors and assigns (together with you, the “Releasors”), voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former employees, officers, directors, shareholders, interest holders, managers, members, partners, investors, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you or any other Releasor have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:
•relating to your employment by and termination of employment with the Company;
•of wrongful discharge or violation of public policy;
•of breach of contract;
•of defamation or other torts;
•of retaliation or discrimination under federal, state or local law (including, without limitation, claims under the Age Discrimination in Employment Act);
•under any other federal or state statute;
•under MGL c. 151B;
•for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and
•for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Agreement.

You acknowledge and represent that, except as expressly provided in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to you. You specifically represent that you are not due to receive any commissions or other incentive compensation from the Company.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.
6.Nondisparagement
Subject to the Protected Activities section below, you agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. These nondisparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.
7.Ongoing Obligations
Notwithstanding anything to the contrary set forth in the Ongoing Obligations, you hereby agree that: (i) you are not eligible for any garden leave pay or other noncompetition consideration under the Restrictive Covenant Agreement, (ii) your post-employment noncompetition obligations to the Company, and your other obligations to the Company, under the Restrictive

Covenant Agreement nevertheless remain in full effect; are fully enforceable, regardless of the circumstances of your termination; and are incorporated herein as if newly entered-into. You agree that your eligibility for compensation under this Agreement constitutes mutually agreed upon, fair and reasonable consideration for each of the Ongoing Obligations that is separate from your employment with the Company. You agree that you had the opportunity to review the Ongoing Obligations and this Agreement with the legal counsel of your choosing. The Ongoing Obligations, as modified herein, are incorporated herein by reference. You hereby reaffirm the Restrictive Covenant Agreement, a copy of which is attached herewith, as such Restrictive Covenant Agreement is modified by this Section 6.

8.Confidentiality of Agreement-Related Information; Other Obligations
Subject to the “Protected Activities” Section below, you agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential. “Agreement-Related Information” means the negotiations leading to this Agreement. Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential. You represent that during the period since the date of this Agreement, you have not made any disclosures that would have been contrary to the foregoing obligation if it had then been in effect. Nothing in this Section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order. To the extent you have not assigned any developments or intellectual property rights to the Company that are related to the Company’s business activities or were made using the Company’s time, equipment or resources, you hereby assign such developments and intellectual property rights to the Company, to the fullest extent permitted by law. You agree to promptly return all Company property to the Company; not to disclose or use any Company confidential information at any time; not to represent yourself as currently employed by the Company after the Employment Separation Date; subject to the “Protected Activities” Section below, to cooperate with the Company in any future dispute or intellectual property matter; and to notify future employers of your Ongoing Obligations. You agree that Sections 4 and 5 of this Agreement are (in addition to the Ongoing Obligations described above) considered “Ongoing Obligations” hereunder.
9.Resignations from Other Positions; Transition of Information and Access
In connection with the ending of your employment, your hereby (i) resign from your CEO, officer and other positions you occupy at the Company, or any of its affiliates, effective as of the Employment Separation Date (or any earlier date requested by the Company); (ii) agree to execute such documentation as the Company or its applicable affiliate reasonably requires to effectuate such resignations; and (iii) take such steps as the Company (or its applicable affiliate) reasonably requests to ensure the transition of any account access, systems access, password access, customer access, confidential information, Company property, customer information or customer relationships to the Company or its applicable affiliate.
10.Protected Activities
Nothing contained in this Agreement or in any other agreement with the Company limits your ability to: (i) file a charge or complaint with any federal, state or local governmental agency or commission, including without limitation the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (a “Government

Agency”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency; (iii) exercise any rights you may have under Section 7 of the National Labor Relations Act, including any rights you may have under such provision to assist co-workers with or discuss any employment issue, dispute or term or condition of employment as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (v) testify truthfully in a legal proceeding, in any event with or without notice to or approval of the Company so long as such communications and disclosures are consistent with applicable law and the information disclosure was not obtained through a communication that was subject to the attorney client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege). If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action) but the Company will not limit any right you may have to receive an award by an order of a Government Agency pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.
11.Defend Trade Secrets Act Notice.
You understand that pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
12.Other Provisions
(a)Termination and Return of Payments; Certain Remedies. If you breach any of your Ongoing Obligations, in addition to any other legal or equitable remedies it may have for such breach (including without limitation injunctive relief and the other remedies described in this Agreement), the Company shall have the right to refrain from paying the Change in Control Cash Severance or (as applicable) enforce the return of the Change in Control Cash Severance. The termination and/or return of the Change in Control Cash Severance will not affect your continuing obligations under, or your release of Claims under, this Agreement. Without limiting the Company’s remedies hereunder, if the Company prevails in any action to enforce this Agreement or in any other legal action between you and the Company, then you shall be liable to the Company for the reasonable attorneys’ fees and costs incurred by the Company in connection with any such action.
(b)Enforceability; Taxes. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The Company may assign this Agreement to any other person or entity. You may not assign this Agreement. All compensation and benefits provided or referred to hereunder shall be subject to taxes as required by applicable law.

(c)Waiver; Absence of Reliance. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.
(d)Jurisdiction; Governing Law; Interpretation. Except as expressly otherwise provided in the Equity Documents: (i) You and the Company hereby agree that the state and federal courts of Massachusetts (the “State”) shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement or other dispute between you and the Company; (ii) with respect to any such court action, you submit to the jurisdiction of such courts; you acknowledge that venue in such courts is proper; and, to the fullest extent required by applicable law (iii) you and the Company waive any right to a jury with respect to such court action and (iv) this Agreement shall be interpreted and enforced under the laws of the State, without regard to conflict of law principles.
(e)Entire Agreement. This Agreement, the Equity Documents (as applicable) and the Ongoing Obligations (which are incorporated herein by reference) constitute the entire agreement between you and the Company and supersede any previous agreements or understandings between you and the Company, including without limitation the Employment Agreement and any severance agreement or severance plan between you and the Company.
(f)Time for Consideration; Effective Date. You acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days before signing it (the “Consideration Period”) and that you have knowingly and voluntarily entered into this Agreement. You acknowledge that the above release of claims expressly includes without limitation claims under the Age Discrimination in Employment Act. You are advised to consult with an attorney before signing this Agreement. To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) business days from the date when you sign this Agreement (the “Revocation Period”), you have the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the Revocation Period. This Agreement shall not become effective or enforceable during the Revocation Period. It will become effective on the day after the Revocation Period ends (the “Effective Date”).
(g)409A. The provisions of this Agreement shall be interpreted in such a manner that all such payments either comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or are exempt from the requirements of Section 409A. None of the Releasees makes any representation or warranty and no Releasee shall have any liability to you or any other person if any payment under any provision of this Agreement is determined to constitute deferred compensation under Section 409A that is subject to the 20% tax under Section 409A.
(h)Counterparts. This Agreement may be executed in separate counterparts. When all counterparts are signed, they shall be treated together as one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to the undersigned the original or a PDF copy of this letter within the time period set forth above.
Very truly yours,
The Company

By:     /s/ Daniel Lynch
    Daniel Lynch

This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Nick Leschly
Nick Leschly

Enclosure: Restrictive Covenant Agreement.